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                                                                   EXHIBIT 11.01


                             LXR BIOTECHNOLOGY INC.

                        COMPUTATION OF NET LOSS PER SHARE

                                          Year Ended          Year Ended         Year Ended
                                      December 31, 1997   December 31, 1996   December 31, 1995
                                      -----------------   -----------------   -----------------
Net loss                                $ (9,270,287)        $ (7,622,999)       $ (6,315,947)
                                        ============         ============        ============
Weighted average number of
  shares outstanding:
Common stock                              22,020,391           15,762,729           7,513,541
Common stock to be issued                    157,600               52,766                  --
                                        ------------         ------------        ------------
                                          22,177,991           15,815,495           7,513,541
                                        ============         ============        ============
Net loss per share                      $       (.42)        $       (.48)       $       (.84)
                                        ============         ============        ============